Exhibit 3.2

BAKER HUGHES, A GE COMPANY, LLC

CERTIFICATE OF FORMATION

This Certificate of Formation is being filed pursuant to Section 18-214(b) of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., in connection with the conversion of Baker Hughes Incorporated, a Delaware corporation, to a Delaware limited liability company.

The undersigned, as an authorized person, does hereby certify as follows:

1.	The name of the limited liability company is Baker Hughes, a GE company, LLC (the “Company”).

2.	The Company’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on July 3, 2017.

/s/ Susan Diane Koontz
Susan Diane Koontz, Authorized Person

[Signature Page to Certificate of Formation (BHGE, LLC Conversion]

Baker Hughes, a GE company

17021 Aldine Westfield Road

Houston, Texas 77073

The undersigned, on behalf of Baker Hughes, a GE company, a Delaware corporation, does hereby consent to the use of the name Baker Hughes, a GE company, LLC upon the records of the Office of the Secretary of State of the State of Delaware.

By:	/s/ Lee Whitley
Name: Lee Whitley
Title: Corporate Secretary

July 3, 2017